EXHIBIT 99

FOR IMMEDIATE RELEASE Aug. 8, 2006	Contact: Donald J. Radkoski (614) 492-4901 or Tammy Roberts Myers (614) 492-4954
BOB EVANS FARMS ANNOUNCES JULY SAME-STORE SALES;
COMMENTS ON PRELIMINARY FIRST QUARTER FINANCIAL RESULTS
     COLUMBUS, Ohio — Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that same-store sales at Bob Evans Restaurants for the fiscal 2007 month of July (the five weeks ended July 28) decreased 5.6 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 3.0 percent.
     Mimi’s Café same-store sales for the fiscal 2007 month of July increased 1.9 percent from the same period a year ago. Average menu prices for the month were up approximately 2.6 percent.
     Same-store sales are calculated using the 513 Bob Evans Restaurants and 80 Mimi’s Cafés that were open at the end of the month and for the full 12 months in both fiscal 2005 and 2006.
     Chief Executive Officer Steve Davis said, “We are not pleased with July same-store sales at Bob Evans Restaurants, especially the declines we have seen at dinner. However, our overall profitability for the first fiscal quarter was improved from a year ago. Based on preliminary information, diluted earnings per share for the quarter were approximately $0.36, which included $0.05 in net gains on the sale of restaurant assets, compared with $0.20 a year ago. Results also included approximately $0.05 per share of stock-option and performance-incentive expenses which are heavily weighted in the first quarter this year. Operating margins in the restaurant segment were significantly above last year’s depressed level despite the soft sales trends at Bob Evans Restaurants.”
     He added, “On July 20, we introduced two new innovative product lines that offer excellent value for our consumers and deliver a good margin. The three varieties of new Country Benedicts include the Bob Evans twist of being served on our fresh-baked buttermilk biscuits. For lunch and dinner, our three varieties of new Knife & Fork Sandwiches give us product news – particularly at dinner, our weakest performing day part.”
     “On our food products side, the segment continues to perform well with solid increases in pounds sold and moderating hog costs,” Davis noted.
     Bob Evans Farms, Inc. owns and operates 590 full-service, family restaurants in 19 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 104 Mimi’s Café casual restaurants located in 17 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements in this report that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	Changing business and/or economic conditions, including energy costs,
•	Competition in the restaurant and food products industries,

•	Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs and general inflation,
•	Changes in the cost or availability of acceptable new restaurant sites,
•	Accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi’s Café,
•	Adverse weather conditions in locations where the company operates its restaurants,
•	Consumer acceptance of changes in menu, price, atmosphere and/or service procedures,
•	Consumer acceptance of the company’s restaurant concepts in new geographic areas and
•	Changes in hog and other commodity costs.
There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.
Certain risks, uncertainties and assumptions are discussed here and under the heading “Risk Factors” in Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2006. It is impossible to predict or identify all such risk factors. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in the company’s filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.